Exhibit 99.1

EMERA INCORPORATED

Employee Common Share Purchase Plan

April 23, 2025

1.	INTRODUCTION

1.1	Purpose

The purpose of the Employee Common Share Purchase Plan is to provide employees of Emera and its affiliates with an opportunity to acquire a stake in the future of Emera by allowing them to purchase Emera common shares. Participation in the Employee Common Share Purchase Plan is voluntary and Emera and its affiliates are not making any recommendation to Employees as to whether they should participate.

The Plan is amended and restated with effect as of April 23, 2025.

2.	INTERPRETATION & ADMINISTRATION

2.1	Definitions

The following terms have the following meanings in this Plan:

“Account” means an account established pursuant to section 3.2 of the Plan under the subheading ‘Regular Account’.

“Administrative Agent” means such trust company as may from time to time be appointed by the Company and with whom the Company enters into an Administration Agreement with respect hereto.

“Beneficiary” means an individual who, on the date of a Participant’s death, is the person who has been designated in accordance with section 7.1 and the laws applying to the Plan.

“Board” means the Board of Directors of Emera.

“CAD” means the lawful currency of Canada.

“Committee” means the Management Resources and Compensation Committee of the Board or such other committee as designated by the Board to administer this Plan.

“Company” means Emera and any affiliate company as may be appropriate, and any successor company whether by reorganization, amalgamation, merger or otherwise.

“Emera” means Emera Incorporated.

“Employee” means an employee of the Company who is in a class of employees that the Committee has designated as being eligible to participate in the Plan.

“Participant” means an Employee who has been enrolled in the Plan pursuant to section 3.1 and who has agreed to participate in the Plan on such terms as the Committee may specify.

“Plan” means Emera’s Employee Common Share Purchase Plan, as amended from time to time.

“Share” means a common share of Emera or any securities resulting from any redesignation, reclassification, or change to such common shares.

“TFSA” means a tax-free savings account in accordance with the Government of Canada’s tax-free savings account program and the Income Tax Act (Canada).

“TFSA Account” means an account established pursuant to section 3.2 of the Plan under the subheading ‘TFSA Account (for Canadian Tax Residents only)’. Where applicable in the Plan, references to “Account” shall incorporate references to the “TFSA Account”.

“USD” means the lawful currency of the United States.

2.2	Currency

Unless otherwise noted, all dollar figures stated in this Plan are in Canadian dollars and any payments and benefits under the Plan shall be determined and paid in Canadian dollars. Notwithstanding this, any contributions may be made in another currency, and upon the request of a Participant payments may be made to the Participant in another currency, and in such cases amounts will be converted to or from Canadian dollars based on the Company’s currency conversion practices at the time.

2.3	Administration

The Committee shall, in its sole and absolute discretion, interpret and administer the Plan and make any determinations it deems necessary or desirable for the administration of the Plan.

The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems, in its sole and absolute discretion, necessary or desirable. Any Committee decision with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants and any other person claiming an entitlement or benefit through the Participant.

The Committee may, in its sole and absolute discretion, delegate any aspect of its administrative powers and functions to the Company, including the ability to apply vesting, holding, or similar provisions to Participants whose buying and selling patterns under the Plan are determined to be inconsistent with the purpose of the Plan as stated in section 1.1.

2.4	Costs and Expenses

All fees relating to the sale of Shares under the Plan shall be paid by the Participant. All other fees and expenses related to the administration of the Plan shall be borne by the Company.

3.	PARTICIPATION

3.1	Eligibility

Employees of the Company are eligible to join the Plan and become a Participant upon completing the necessary enrollment forms.

3.2	Participant Accounts

Regular Account

The Administrative Agent shall establish an Account for each Participant and shall record the details of the number of Shares purchased with Participant contributions, the number of Shares purchased with the Company’s contributions, and the number of Shares purchased with the reinvested dividends and the value of the Shares.

TFSA Account (for Canadian Tax Residents only)

In addition to the regular Account described above, Canadian Tax Residents will have the option of establishing a TFSA Account upon submitting a completed application in the form prescribed by the Company. Participants are solely responsible for ensuring that contributions to their TFSA Account do not exceed the maximum amounts permitted under the Income Tax Act (Canada) and are solely responsible for any liabilities associated with over-contributing.

3.3	Contributions

Employee Contributions

Participants may contribute to the Plan as follows:

(i)	Through pre-arranged payroll deduction; and/or

(ii)

Through lump-sum direct payment(s) in the form of cheque, certified cheque, money order, bank draft or electronic payment. Such payments must be received by the Company at least 15 days before the end of a fiscal quarter to be applied towards the purchase of Shares in that quarter. Direct payments received less than 15 days before the end of the quarter will be returned unless the Participant chooses to purchase Shares at the end of the next quarter.

Participants paid in CAD may make contributions to a maximum of $20,000 CAD in any one fiscal year (cumulatively through either or both of the methods above). Participants paid in USD may make contributions to a maximum of $15,000 USD in any one fiscal year (cumulatively through either or both of the methods above). The minimum payroll deduction is $25 per month and the minimum lump-sum direct payment is $75, based on the currency in which the Participant is paid.

Contributions exceeding the maximum limit in any one fiscal year will not be accepted and the excess amount will be returned to the Participant.

Participants can change their payroll deduction amount at any time by giving written notice to the Company in the required form at least 15 days in advance of the date that the change is to take place. Participants may not retroactively change their payroll deduction.

The Company reserves the right to adjust the maximum USD limit to approximately $20,000 CAD based on prevailing foreign exchange rates.

Company Contributions

The Company will contribute towards the purchase of Shares for each Participant 20% of the Participant’s contribution.

Any Shares purchased with the Company’s contributions will be credited to the Participant’s Account or TFSA Account approximately five (5) business days after the Shares purchased with the Participant’s contributions are credited.

Transfers between Accounts (for Canadian Tax Residents only)

Canadian Tax Residents can transfer Shares between their Account and their TFSA Account at any time. Participants should be aware that under current Canadian income tax rules transfers from their Account to their TFSA Account will trigger a “deemed disposition” of the transferred Shares, which may result in a capital gain or capital loss. Participants should speak with their financial advisor for more information on the income tax implications of such transfers.

3.4	Dividends

Reinvested Dividends

Dividends earned on Shares held in the Plan will be used to purchase additional Shares that will be credited to the Participant, as follows:

(i)	Shares purchased using dividends earned on Shares held in the Participant’s Account will be credited to the Participant’s Account.

(ii)	Shares purchased using dividends earned on Shares held in the Participant’s TFSA Account will be credited to the Participant’s TFSA Account.

Dividends will be calculated in the same manner as the Emera Dividend Reinvestment Plan. There is no Company contribution paid on dividends.

Warrants, Options and Other Rights

All warrants, options or rights received by the Administrative Agent on Shares held on behalf of Participants shall be sold by the Administrative Agent on behalf of the Participants. The proceeds from the sale of any options, rights or warrants shall be reinvested in Shares in the same manner as dividends earned on Shares.

Payment of Dividends

The Company has no obligation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

Furthermore, the Company reserves the right to pay dividends in cash to Participants who reside in jurisdictions where local laws do not permit the purchase of additional shares using dividends earned on Shares held in the Participant’s Account.

3.5	Purchase of Shares

Participant and Company contributions made in accordance with section 3.3 will be used to purchase Shares with a transaction date on the last day of Emera’s fiscal quarters, which end on March 31st, June 30th, September 30th, and December 31st of each year.

Dividends paid in accordance with section 3.4 will be used to purchase Shares with a transaction date on the corresponding dividend payment date in each of Emera’s fiscal quarters.

3.6	Issuance of Shares

For purposes of section 3.3, 3.4 and 3.5, Shares may be issued directly from Emera’s treasury or the Company may acquire Shares through open market purchases, at the Company’s option.

No later than 15 calendar days prior to the end of each fiscal quarter, Emera may give notice to the Administrative Agent regarding whether Shares will be acquired from Emera’s treasury or through open market purchases, which notice will continue in effect for each subsequent fiscal quarter unless a new notice is given to supersede it no later than 15 calendar days prior to the end of the fiscal quarter. Emera shall not give such notice at any time while it is in possession of any undisclosed material information relating to the Company or during any period when insiders of the Company are restricted from selling or purchasing Shares as a result of the Company’s current securities trading blackout policy.

Where Shares are to be acquired from Emera’s treasury, the price of such Shares pursuant to sections 3.4 and 3.5 will be (a) for Share purchases for the Participant and Company contributions, the average of the daily high and low board lot trading prices of Shares actually traded on the Toronto Stock Exchange for the five (5) trading days immediately preceding the purchase dates of March 31st, June 30th, September 30th and December 31st; and (b) for Share purchases for dividends, the average of the closing market prices on the Toronto Stock Exchange for the last five (5) trading days immediately preceding the corresponding Emera common share dividend payment date in each fiscal quarter. A trading day is any day when at least 100 Shares are traded. Participant and Company contributions do not earn interest prior to being used to purchase Shares.

If Shares are to be acquired from open market purchases, the Administrative Agent shall purchase the Shares through a member firm of the relevant stock exchange at prevailing market prices; provided that the Administrative Agent may advise its broker, in its reasonable discretion, to limit the daily volume of purchases of Shares or cause such purchases to be made over several trading days to the extent that such action is deemed by it to be reasonably necessary to avoid disrupting the market price for the Shares or would otherwise be in Emera’s best interests. If the Administrative Agent is unable to purchase a sufficient number of Shares as of any date, the Administrative Agent shall purchase additional Shares as they become available.

The Administrative Agent may, in its reasonable discretion, match purchases and sales of Shares. The price for matched purchases and sales of Shares shall be the closing price of the Shares on the Toronto Stock Exchange on the last trading day preceding the sale.

3.7	Statement of Account

A statement of account will be available to each Participant which shall provide details on the Participant’s Account and, if applicable, TFSA Account and will include the amount of contributions the Participant made, the amount of reinvested dividends, if applicable, the amount of Company contributions made on behalf of the Participant, the number of Shares purchased with Participant contributions and dividends, if applicable, and the number of Shares purchased with Company contributions.

3.8	Market Fluctuation and Risk

Shares are listed on the Toronto Stock Exchange and the price of Shares is determined by a variety of factors, including general financial market conditions and the perception of investors regarding the value of Shares. The market price of Shares may fluctuate from day to day based on these factors, general business conditions, national and international economic or political happenings, and other circumstances. There is no guarantee against loss because of market fluctuations. No amount will be paid to or in respect of a Participant to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon or in respect of a Participant for that purpose.

3.9	Reports and Voting and Deposit of Shares

Participants will be provided with all shareholder communication that the Company sends to its shareholders, including notices of shareholder meetings and proxy materials for voting at such meetings. A Participant is entitled to one vote for each whole Share held in the Participant’s Account or TFSA Account.

The Administrative Agent shall not tender or deposit Shares held on behalf of a Participant to any issuer bid, take-over bid or other transaction (other than pursuant to a compulsory exchange or acquisition) except in accordance with the instructions given to the Administrative Agent in writing by the Participant.

4.	WITHDRAWALS AND TRANSFERS

4.1	Withdrawals while a Participant

Selling Shares

A Participant may sell Shares through the Administrative Agent by either logging onto the Participant’s account via the internet or by calling the Administrative Agent’s Contact Center. The Participant can sell all or a portion of the Shares held in the Participant’s Account or TFSA Account. The Administrative Agent shall sell the specified number of Shares according to the Participant’s selling instructions and the net proceeds will be paid to the Participant.

External Transfers of Shares – For Canadian Tax Residents Only

A Participant may, upon giving notice to the Administrative Agent in the required form, request that all or a portion of the whole Shares held in the Participant’s Account or TFSA Account be transferred to an external account in the Participant’s name. The Administrative Agent shall transfer the specified number of whole Shares as soon as reasonably possible after receiving such notice. The external transfer of Shares is considered a withdrawal from the Plan.

Participants should speak with their financial advisor for more information on the income tax implications of such transfers.

Certification of Shares

Share certificates will only be issued when initiated by the Participant. Participants may certificate some or all of their whole Shares through the Administrative Agent by calling the Administrative Agent’s Contact Center. Upon issuance of a certificate, the Shares represented by the certificate will be removed from the Participant’s Account or TFSA Account and will no longer be held in the Plan. Certificates can be issued in the name of the Participant only. The certification of Shares is considered a withdrawal from the Plan.

Fractional Shares

Fractional Shares, on their own, cannot be transferred externally or withdrawn in the form of a Share certificate. Upon termination of participation in the Plan, the Company will pay the cash equivalent of their market value to the Participant for all fractional Shares held in the Participant’s Account or TFSA Account.

5.	TERMINATION OF PARTICIPATION

5.1	Termination

If a Participant ceases to be an Employee for any reason, the Participant shall be deemed to have ceased to be a Participant in the Plan and payroll deductions and lump-sum direct payments will cease. For purposes of this section, Participants who are on short-term layoffs or approved leaves may be deemed to remain an Employee. A Participant may remove all Shares from the Plan at any time; however, the Participant’s account will not be closed until the Participant’s employment with the Company ceases.

5.2	Share Purchases Post-Termination

Any Participant contributions made through payroll deduction or through lump-sum direct payment that have not yet been used to purchase Shares as of the Participant’s termination date shall be refunded to the Participant.

5.3	Disposition of Shares on Termination

Following a Participant’s termination of employment for any reason, the Participant may sell, withdraw in the form of a Share certificate, or broker transfer (available for Canadian tax residents only) the Shares held in the Participant’s Account and TFSA Account. The fees and expenses related to the administration of the Plan shall continue to be borne by the Company, in accordance with section 2.4, for 90 days from the Participant’s termination of employment.

If the Shares remain in the Participant’s Account and TFSA Account for more than 90 days from the Participant’s termination of employment, the Participant will be solely responsible for all subsequent fees charged by the Administrative Agent.

6.	INCOME TAXES

6.1

The Participant shall be responsible for paying all income and other taxes applicable to Company contributions and transactions involving Shares held on the Participant’s behalf pursuant to the Plan, including, without limitation, any taxes payable in respect of:

(i)	Company contributions made on behalf of the Participant;

(ii)	The sale or other disposition of Shares of the Participant;

(iii)	Dividends paid on the Shares held on behalf of the Participant;

(iv)	Over-contributions to the Participant’s TFSA; and

(v)	Deemed disposition upon the transfer of Shares from the Participant’s Account to the Participant’s TFSA Account.

The Company will be responsible for reporting the taxable benefit arising from Company contributions on the Participants’ tax slips. The Administrative Agent shall provide tax slips in relation to reinvested and paid dividends, and the sale of Shares. The Administrative Agent is responsible for deducting the appropriate amount of taxes and other withholdings, as required by law. The Participant will be responsible for calculating and reporting any capital gains arising from the sale of Shares.

If at any time the Company determines, in its reasonable discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary in connection with any purchase, sale or withdrawal of Shares or any Company contribution, the Company may (a) withhold the minimum amount required to be remitted from any remuneration or other amount payable to the Participant, (b) require that a Participant pay such amount to the Company, (c) require the sale of a number of Shares in the Participant’s Account or TFSA Account and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount, or (d) enter into other suitable arrangements for the receipt of such amount.

7.	DESIGNATION OF BENEFICIARY

7.1

Beneficiary designations are only permitted under the TFSA Account. Participants who are Canadian Tax Residents may designate in the form required a person as a Beneficiary to receive any amount payable under their TFSA Account on the death of such Participant, and may change such designation from time to time. If no Beneficiary is designated or if the Beneficiary does not survive the Participant, the Participant’s Estate will receive any Shares held in the Participant’s TFSA Account.

8.	ADJUSTMENT AND REORGANIZATIONS

8.1

In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Shares held under the Plan.

9.	PLAN AMENDMENT OR TERMINATION

9.1

The Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Any such amendments shall not have retroactive effect. Participants will be notified of all amendments to the Plan. The Company may adopt rules or policies that it considers necessary or advisable for the efficient and proper operation of the Plan from time to time. The Company may at any time terminate payroll deductions for all Participants without terminating the Plan, in which event reinvestment of dividends and other amounts attributable to Shares shall continue until the Participant’s Shares have been withdrawn or sold.

The Board may from time to time, without notice and without shareholder approval, amend, modify, change, suspend or terminate the Plan as it, in its absolute discretion determines appropriate, provided, however, that shareholder approval shall be required for any amendment, modification or change that:

(i)

increases the number of Shares reserved for issuance under the Plan, except an increase made in proportion to an increase in the number of Shares outstanding due to a stock dividend, stock split, amalgamation, reorganization, merger or similar event,

(ii)	extends eligibility to participate in the Plan to non-employee directors,

(iii)	permits rights under the Plan to be transferred other than for normal estate settlement purposes,

(iv)	permits awards to be granted under the Plan in addition to the purchase of Shares using contributions from participants and the Company,

(v)	increases either of the 10% insider participation limits in this Plan, or

(vi)	deletes or reduces the range of amendments which require shareholder approval under this paragraph.

10.	GENERAL

10.1	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable to the Plan. The Participants and the Company hereby attorn to the jurisdiction of the courts of the Province of Nova Scotia with respect to any and all actions in relation to the Plan.

10.2	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and the Participants, including without limitation, the estate of such Participant and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or Participant’s creditors. Shares and any entitlement that may arise under this Plan are not assignable.

10.3	Applicable Trading Policies

The Company and each Participant shall ensure that all actions taken and decisions made by the Company or a Participant, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to insider trading and blackout periods. No Participant shall provide enrolment instructions to commence participation in the Plan, to change or suspend the Participant’s payroll deduction amount, or to make a lump-sum direct payment while in possession of material information respecting the Company that has not been generally disclosed.

10.4	Shares Reserved for Issuance

The aggregate number of Shares reserved for issuance from treasury under the Plan, subject to adjustment or increase pursuant to Section 8, shall not exceed 7,000,000 Shares.

10.5	Regulatory Compliance

The number of securities issuable to insiders, at any time, under this Plan and all other Emera security-based compensation arrangements, will not exceed 10% of the issued and outstanding securities. The number of securities issued to insiders, within any one-year period, under this Plan and all other Emera security-based compensation arrangements will not exceed 10% of the issued and outstanding securities.

10.6	No Rights to Participation or Continued Employment

Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation, whether upon termination of the Participant’s employment or otherwise. The Company does not assume responsibility for the personal income tax or other tax consequences for the Participants and each Participant is advised to consult his or her personal tax advisors. Neither this Plan nor any action taken hereunder shall interfere with the right of a Company to terminate a Participant’s employment.

10.7	No ERISA Plan

The Plan and any payments or benefits provided hereunder are not intended to be, nor shall they be construed to be, pension plans or to provide retirement or termination benefits within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

10.8	No Rights to Shares Prior to Acquisition

No Participant has any rights as a shareholder of the Company in respect of any Shares to be purchased under the Plan until the Shares have been acquired by the Administrative Agent for the benefit of the Participant and credited to the Participant’s Account or TFSA Account.

10.9	Electronic Documents

The Company and the Administrative Agent may from time to time establish procedures for (i) the electronic delivery of any documents that the Company or its Administrative Agent may elect to deliver or make electronically available (including, but not limited to, plan documents, the enrolment instructions, the Participant’s statement of account, tax statements and all other forms of communications) in connection with participation in the Plan, (ii) the receipt of electronic or telephonic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.